Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hudson Global, Inc.

New York, New York

We consent to the incorporation by reference in the registration statement (Nos. 333-104210 and 333- 161170) on Form S-8 of Hudson Global, Inc. of our report dated June 20, 2012, with respect to the statements of net assets available for benefits of the Hudson Global, Inc. 401(k) Savings Plan as of December 31, 2011 and 2010 and the related statement of changes in net assets available for benefits for the year ended December 31, 2011, and related supplemental schedules, which report appears in the December 31, 2011 annual report on Form 11-K of the Hudson Global, Inc. 401(k) Savings Plan.

/s/ KPMG LLP
New York, New York
June 20, 2012